EXHIBIT 99
                                                                      ----------




April 15, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408


Re: Letter to Securities and Exchange Commission pursuant to Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Chattem, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen"), its independent public accountants, stating that the February 28, 2002 quarterly review was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the review, availability of national office consultation and availability of personnel at foreign affiliates of Andersen.


Very truly yours,

Chattem, Inc.

/s/ Scott J. Sloat
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Scott J. Sloat
Controller